Exhibit 99.1

Michael Baker Corporation

Notice to Directors and Executive Officers

Michael Baker Corporation (“Baker”) has received notice from T. Rowe Price Trust Company (“T. Rowe Price”), the directed trustee of the Baker 401(k) Plan (the “401(k) Plan”) informing participants in the 401(k) Plan of a pending blackout period (the “Blackout Period”) under the 401(k) Plan. The Blackout Period is being implemented in connection with the pending tender offer (the “Offer”) commenced on September 9, 2013 by CDL Acquisition Co. Inc., a wholly owned subsidiary of Integrated Mission Solutions, LLC (“IMS”), for all of the outstanding shares of Baker common stock. Participants in the 401(k) Plan will be prevented from the following with respect to the portion of their accounts held in the 401(k) Plan during the Blackout Period: exchanges out of Baker common stock, rebalancing or auto-rebalancing service transactions, or requesting a loan, withdrawal or distribution from Baker common stock, until all processing related to the Offer is completed or the Offer is extended or terminated. The Blackout Period is expected to begin on October 1, 2013 at 4:00 p.m. Eastern Time and continue for eight business days. The Blackout Period is necessary to enable T. Rowe Price, as directed trustee under the 401(k) Plan, to process participants’ instructions with respect to the 401(k) Plan in connection with the Offer.

This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the Blackout Period you generally will be unable to trade in Baker common stock.

If you have any question about this notice and the required trading restriction, including whether the Blackout Period has begun or ended, please contact Alicia Hoadley, Human Resources Specialist II, at Airside Business Park, 100 Airside Drive, Moon Township, PA 15108 or (412) 269-4675.